PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule 424(b)(3) of
                                            the Rules and Regulations Under the
(To Prospectus dated June 7, 1999           Securities Act of 1933
and to the Prospectus Supplements dated
July 22, 1999, August 11, 1999,
September 3, 1999, October 5, 1999,         Registration Statement No. 333-63563
November 12, 1999, December
28, 1999, February 24, 2000, March
3, 2000, March 30, 2000, April 20, 2000
May 12, 2000, May 19, 2000, August 4,
2000, August 16, 2000, September 15,
2000, November 13, 2000 and November
16, 2000)

                               INSILCO HOLDING CO.

                                  COMMON STOCK
                        WARRANTS TO PURCHASE COMMON STOCK
                           PAY-IN-KIND PREFERRED STOCK


                        ---------------------------------


RECENT DEVELOPMENTS
-------------------

         Attached hereto and incorporated by reference herein is the Current Report on Form 8-K of Insilco Holding Co. dated December 19, 2000, and filed with the Securities and Exchange Commission on December 19, 2000.


                        ---------------------------------


         This Prospectus Supplement, together with the Prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") in connection with offers and sale of the above-referenced securities in market-making transactions at negotiated prices related to prevailing market prices at the time of the sale. DLJSC may act as principal or agent in such transactions.




December 26, 2000

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



                        DATE OF REPORT: DECEMBER 19, 2000



                               INSILCO HOLDING CO.
                               -------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



           Delaware                      0-24813               06-1158291
           --------                      -------               ----------
(STATE OR OTHER JURISDICTION OF    (COMMISSION FILE NO.)      (IRS EMPLOYER
 INCORPORATION OR ORGANIZATION)                           IDENTIFICATION NUMBER)



                              425 Metro Place North
                                   Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
                                 --------------
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                       INCLUDING AREA CODE OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)



================================================================================

ITEM 5.  OTHER EVENTS.

The Company's press release issued December 19, 2000 is attached as an exhibit and is incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)   Exhibits.

           EXHIBIT NO.                           DESCRIPTION
           -----------                           -----------

              99 (a)             Press release of the Company issued December
                                 19, 2000.

                                   SIGNATURES
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                 INSILCO HOLDING CO.
                                         ---------------------------------
                                         Registrant



Date:    December 19, 2000               By: /S/ MICHAEL R. ELIA
                                         ---------------------------------
                                         Michael R. Elia
                                         Senior Vice President, Chief Financial
                                         Officer, Treasurer and Secretary

                                  EXHIBIT INDEX
                                  -------------



     EXHIBIT NO.                     DESCRIPTION
     -----------                     -----------


     99 (a)           Press release of the Company issued December 19, 2000.

                                                                  EXHIBIT 99 (A)
                                                                  --------------

INSILCO LOGO

Excellence in Electronics and Telecommunications Components
--------------------------------------------------------------------------------
                                  NEWS RELEASE             FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

INVESTORS:   MICHAEL R. ELIA        SR. VICE PRESIDENT & CFO      (614) 791-3117
MEDIA:       MELODYE DEMASTUS       MELROSE CONSULTING            (614) 771-0860


                INSILCO HOLDING CO. TO ACQUIRE INNET TECHNOLOGIES


         COLUMBUS, OHIO, DECEMBER 19, 2000 -- INSILCO HOLDING CO. (OTC BULLETIN
BOARD: INSL) today reported that it has signed an agreement to acquire the remaining outstanding shares that it currently does not own of San Diego-based InNet Technologies. InNet designs, develops and markets a broad range of magnetic interface products to networking, computer and telecommunications original equipment manufacturers ("OEMs"). Insilco and InNet have had a longstanding relationship since 1996 and jointly develop, manufacture and sell the MagJack family of modular connector jacks with integrated magnetics. The Company said the transaction, which is expected to close in first quarter 2001, is subject to InNet shareholder and regulatory approval, closing on a commitment for financing, and other customary terms and conditions. Financial terms of the transaction were not disclosed.

         David A. Kauer, Insilco President and CEO, said, "The merger of Insilco and InNet enables us to more fully integrate our distinct technological expertise and production capabilities to develop and manufacture connector and electronic circuit assemblies capable of supporting higher speeds and broader bandwidths required by Internet access applications."

          "Our joint efforts have already led to the successful integration of Insilco's Stewart Connector Systems brand of high-speed data grade connectors with InNet's advanced miniature magnetic interface designs to create the Stewart/InNet MagJack, while taking advantage of InNet's low-cost production capabilities. Through a superior value proposition that includes significant space savings on circuit boards, reduced assembly costs, and much better performance and reliability, the MagJack has enabled us to establish an early leadership position with major computer, network and communications OEMs in this rapidly growing niche segment of the passive components market. The merger also enables Insilco to expand its low-cost production capabilities into China, where InNet has approximately 300,000 square feet of manufacturing capacity."

         Dale Trunzo, President of InNet, said, "We believe that this is a very positive development for both companies. The close working relationship between Insilco's Stewart Connector unit and InNet has allowed us to lead the way for the industry to integrate connectors and interface magnetics. Now that our technology is accepted, the new, closer relationship will allow us to quickly capitalize on its rapid application."

                                     -more-

         Insilco Holding Co., through its wholly-owned subsidiary Insilco Technologies, Inc., is a leading global manufacturer of cable assemblies, wire harnesses, fiber optic assemblies and subassemblies, high-speed data transmission connectors, power transformers and planar magnetic products, and highly engineered, precision stamped metal components. Insilco maintains more than one million square feet of manufacturing space and has 18 locations throughout the United States, Canada, Mexico, Northern Ireland, Ireland and the Dominican Republic serving the telecommunications, networking, computer, electronics, automotive and medical markets. For more information visit our sites at www.insilco.com or www.insilcotechnologies.com.
         ---------------    ---------------------------

         InNet is a leading developer and manufacturer of a broad range of magnetic interface products serving the networking, telecommunications and computer industries. Its products include discrete and integrated electronic circuit assemblies and components used to match data network equipment to the networks or communications lines and to protect equipment from power surges and "electronic noise". Headquartered in San Diego, California, InNet manufactures substantially all of its products from nearly 300,000 square feet of manufacturing space in the province of Guangdong, Peoples Republic of China. For more information, visit the InNet website at: www.InNet-tech.com.
                                              ------------------

         THE STATEMENTS MADE IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL FACTS MAY BE DEEMED FORWARD LOOKING STATEMENTS, AND, AS SUCH, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS WITH RESPECT TO INNET'S GROWTH PROSPECTS. IT IS IMPORTANT TO NOTE THAT RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO THE
FOLLOWING: DELAYS IN NEW PRODUCT INTRODUCTIONS, LACK OF MARKET ACCEPTANCE FOR NEW PRODUCTS, CHANGES IN DEMAND FOR THE COMPANY'S PRODUCTS, CHANGES IN MARKET TRENDS, GENERAL COMPETITIVE PRESSURES FROM EXISTING AND NEW COMPETITORS, ADVERSE CHANGES IN OPERATING PERFORMANCE, CHANGES IN INTEREST RATES, AND ADVERSE ECONOMIC CONDITIONS WHICH COULD AFFECT THE AMOUNT OF CASH AVAILABLE FOR DEBT SERVICING AND CAPITAL INVESTMENTS. FURTHER INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS ARE CONTAINED FROM TIME TO TIME IN THE COMPANY'S SEC FILINGS, INCLUDING BUT NOT LIMITED TO THE COMPANY'S REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND SUBSEQUENT REPORTS ON FORM 10Q. COPIES OF THESE FILINGS MAY BE OBTAINED BY CONTACTING THE COMPANY OR THE SEC.


Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
                      ----------------------


                                      # # #